EXHIBIT 3.1


                        2351038             ENDORSED - FILED
                                            in the office of
               ARTICLES OF INCORPORATION      the Secretary
                          OF                 of State of the
                  SONIC GARDEN, INC.            State of
                                               California

                                               JUL 17 2001

                                               BILL JONES,
                                              Secretary of
                                                  State

     I:    The name of corporation (hereinafter referred  to
as the "corporation") is:

                     SONIC GARDEN, INC.

     II:  The existence of the corporation is perpetual.

     III: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     IV: The name of the corporation's initial agent for service of process within the State of California in accordance with the provisions of subdivision (b) of Section 1502 of the Corporations Code of the State of California is Corporation Service Company which will do business in California as CSC-Lawyers Incorporating Service.

     V:    The  total number of shares which the corporation
is authorized to issue is 50,000,000, all of which are of one class and are Common shares.


     The Board of Directors of the corporation may issue any or all of the aforesaid authorized shares of the corporation from time to time for such consideration as it shall determine and may determine from time to time the amount of such consideration, if any, to be credited to paid-in surplus.

Signed on July 17, 2001



                              Joseph Lynch, Incorporator




                                               OFFICE OF THE
                                          SECRETARY OF STATE